Use these links to rapidly review the document
TABLE OF CONTENTS1
TABLE OF CONTENTS2

Filed pursuant to Rule 424(b)(2) of the Securities Act of 1933
Registration Statement Nos. 333-167980 and 333-182088

PROSPECTUS SUPPLEMENT
(To prospectus dated June 19, 2012)

CNY 3,000,000,000

PROVINCE OF BRITISH COLUMBIA
 (Canada)
2.85% Bonds, Series BCCNY-2, due November 13, 2016

         The bonds are offered for sale in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers. The bonds are not offered for sale in the PRC (as defined herein).

         The bonds bear interest at the rate of 2.85% per year. Interest on the bonds is payable on May 13 and November 13 of each year, beginning May 13, 2015. The bonds will mature on November 13, 2016. The bonds are not redeemable before maturity, unless certain events occur involving Canadian taxation.

         Payments in respect of the bonds will be made solely in Renminbi (as defined below) by transfer to a Renminbi bank account maintained in Hong Kong, except in certain limited circumstances described herein.

         Application will be made for the bonds offered by this prospectus supplement to be admitted to the Official List of the Luxembourg Stock Exchange and for such bonds to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market for the purposes of the Markets in Financial Investments Directive (Directive 2004/39/EC). Unless the context otherwise requires, references in this prospectus supplement to the bonds being "listed" shall mean that the bonds have been admitted to trading on the Euro MTF Market and have been admitted to the Official List of the Luxembourg Stock Exchange. We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the bonds is not conditional on obtaining the listing.

         Investing in the bonds involves risks. See "Risk Factors" beginning on page S-8.

         Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement (the "Prospectus Supplement") and the accompanying basic prospectus dated June 19, 2012 (the "Basic Prospectus"). Any representation to the contrary is a criminal offense.

	Per bond	Total
Public Offering Price(1)	100.00%	CNY 3,000,000,000
Underwriting Discount	0.10%	CNY 3,000,000
Proceeds, before expenses, to the Province(1)	99.90%	CNY 2,997,000,000

(1)
Plus accrued interest, if any, from and including November 13, 2014 if settlement occurs after that date.

         We expect that the bonds will be ready for delivery in book-entry form only through the facilities of Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., on or about November 13, 2014.

Bookrunners
Bank of China	HSBC

Co-Managers
RBC Capital Markets	ICBC

The date of this Prospectus Supplement is October 28, 2014.

        Capitalized terms used but not defined herein have the meanings given to them in the Basic Prospectus.

        The words "the Province," "we," "our," "ours" and "us" refer to the Province of British Columbia.

        References in this Prospectus Supplement to the European Economic Area and Member States of the European Economic Area are to the member states of the European Union together with Iceland, Norway and Liechtenstein.

        Unless otherwise specified or the context otherwise requires, references in this Prospectus Supplement to "Renminbi" or "CNY" are to Renminbi, the official currency of the PRC (as defined below) eligible for trading outside of the PRC, "$" and "Cdn.$" are to lawful money of Canada and "U.S.$" and "U.S. dollars" are to lawful money of the United States of America.

        Debt securities denominated in Renminbi, including the bonds, are denominated and settled in Renminbi deliverable in the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong"), which represents a different market from that of Renminbi deliverable in the People's Republic of China (excluding Hong Kong, the Macau Special Administrative Region ("Macau") and Taiwan, the "PRC"). Renminbi is a currency that is not currently freely convertible and conversion of Renminbi through banks in Hong Kong is subject to certain restrictions. Investors in the bonds should understand the conversion risk in CNY-denominated debt securities. In addition, there is a liquidity risk associated with CNY-denominated debt securities, especially if such securities do not have an active secondary market and their prices have large bid/offer spreads. See "Risk Factors" on page S-8 and "Exchange Rates" on page S-14.

 IMPORTANT INFORMATION FOR INVESTORS

        We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Before making an investment decision, you should consult your legal and investment advisors regarding any restrictions or concerns that may pertain to you and your particular jurisdiction.

        The Basic Prospectus contains or incorporates by reference information regarding the Province and other matters, including a description of certain terms of the Province's securities, and should be read together with this Prospectus Supplement. We have not, and the underwriters have not, authorized anyone to provide any information other than that incorporated by reference or contained in the Basic Prospectus or this Prospectus Supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that persons other than those authorized by us may give you.

        In connection with the issue of the bonds, the underwriters (or persons acting on their behalf) may over-allot bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilization action or over-allotment must be conducted by the underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules.

        We expect that delivery of the bonds will be made against payment therefor on or about the date specified on the cover page of this Prospectus Supplement, which is eleven business days following the date of pricing of the bonds (such settlement cycle being herein referred to as "T+11"). You should note that the trading of the bonds on the date of pricing or the next seven succeeding business days may be affected by the T+11 settlement. See "Underwriting."

The bonds may not be a suitable investment for all investors

        Each potential investor in the bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

  (i)
  have sufficient knowledge and experience to make a meaningful evaluation of the bonds, the merits and risks of investing in the bonds and the information contained or incorporated by reference in the Basic Prospectus and this Prospectus Supplement;

  (ii)
  have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the bonds and the impact the bonds will have on its overall investment portfolio;

  (iii)
  have sufficient financial resources and liquidity to bear all of the risks of an investment in the bonds, including where the currency for principal or interest payments is different from the potential investor's currency;

  (iv)
  understand thoroughly the terms of the bonds and be familiar with the behaviour of any relevant indices and financial markets; and

  (v)
  be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Legal investment considerations may restrict investments in the bonds

        The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisors to determine whether and to what extent (1) the bonds are legal investments for it, (2) the bonds can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any bonds. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the bonds under any applicable risk-based capital or similar rules. These restrictions may limit the market for the bonds.

        You may assume that the information appearing in this Prospectus Supplement and the Basic Prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate in all material respects as of the date of such document. Please see "Where You Can Find More Information" in the Basic Prospectus.

        We have filed a registration statement with the SEC covering the portion of the bonds to be sold in the United States or in circumstances where registration of the bonds is required. For further information about us and the bonds, you should refer to our registration statement and its exhibits. This Prospectus Supplement and the Basic Prospectus summarize material provisions of the agreements and other documents that you should refer to. Because the Prospectus Supplement and the Basic Prospectus may not contain all of the information that you may find important, you should review the full text of these documents and the documents incorporated by reference in the Basic Prospectus.

        We file reports and other information with the SEC in the United States. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Information filed by the Province is also available from the SEC's Electronic Document Gathering and

Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

 NOTICES REGARDING OFFERS IN THE EUROPEAN ECONOMIC AREA

        If and to the extent that this Prospectus Supplement is communicated in, or the offer of the bonds to which it relates is made in, any Member State of the European Economic Area that has implemented the Prospectus Directive (2003/71/EC) (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in that Member State and including any relevant implementing measure in that Member State) (the "Prospectus Directive"), this Prospectus Supplement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of such Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State.

        This Prospectus Supplement has been prepared on the basis that all offers of bonds in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the European Economic Area, from the requirement to produce or publish a prospectus for offers of the bonds. Accordingly, any person making or intending to make any offer within the European Economic Area of the bonds which are the subject of the placement referred to in this Prospectus Supplement should only do so in circumstances in which no obligation arises for the Province or the underwriters to produce or publish a prospectus for such offer. Neither the Province nor the underwriters have authorized, nor do they authorize, the making of any offer of the bonds through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the bonds contemplated in this Prospectus Supplement.

        This Prospectus Supplement does not constitute or form part of any offer or invitation to sell these bonds and is not soliciting any offer to buy these bonds in any jurisdiction where such offer or sale is not permitted.

SUMMARY OF THE OFFERING

        This summary must be read as an introduction to this Prospectus Supplement and the accompanying Basic Prospectus, and any decision to invest in the bonds should be based on a consideration of such documents taken as a whole, including the documents incorporated by reference.

Issuer:	The Province of British Columbia.
Aggregate principal amount:	CNY3,000,000,000 (equivalent to approximately U.S.$490,452,524).
Interest rate:	2.85% per year.
Maturity date:	November 13, 2016.
Interest payment dates:	May 13 and November 13 of each year, beginning on May 13, 2015.
Interest commencement:	Interest will accrue from November 13, 2014.
Interest calculations:	Based on a 365-day year and the actual number of days elapsed (without taking into account any 366-day year).
Currency of payment:

All payments of principal of and interest on the bonds, including any payments made upon any redemption of any bonds, will be made in Renminbi, except in the case of illiquidity, inconvertibility or non-transferability. If we are not able to satisfy payments of principal or interest, in whole or in part, in respect of the bonds when due in Renminbi in Hong Kong, for reasons of illiquidity, inconvertibility or non-transferability, we will, on giving not less than five nor more than 30 business days' irrevocable notice to the registered holders of the bonds prior to the due date for payment, settle any such payment, in whole or in part, in U.S. dollars on the due date at the U.S. dollar equivalent of any such CNY-denominated amount. See "Description of Bonds—Payment of U.S. Dollar Equivalent" in this Prospectus Supplement.

Ranking:	The bonds will be direct and unconditional general obligations of the Province and will rank equally with all of our other unsecured and unsubordinated indebtedness.
Redemption:	We may not redeem the bonds prior to maturity, unless certain events occur involving Canadian taxation.
Proceeds:

After deducting the underwriting discount, our estimated expenses of CNY705,000 (equivalent to approximately U.S.$115,256), and CNY820,500 (equivalent to approximately U.S.$134,139) in respect of certain expenses of the underwriters, our net proceeds will be approximately CNY2,995,474,500 (equivalent to approximately U.S.$489,712,677).

Markets:	The bonds are offered for sale in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers. The bonds are not offered for sale in the PRC.

Listing:

We will apply to have the bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange and to trading on the Luxembourg Stock Exchange's Euro MTF Market as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the bonds is not conditional on obtaining the listing.

Form of bond:

The bonds will be issued in the form of one fully registered global bond held in the name of the nominee of The Bank of New York Mellon, as common depositary (the "common depositary") for Clearstream Banking, société anonyme ("Clearstream") and Euroclear Bank S.A./N.V. ("Euroclear"), and will be recorded in a register held by The Bank of New York Mellon, as fiscal agent, registrar, transfer agent and principal paying agent of the Province for the bonds (the "fiscal agent"). References to "Euroclear" and "Clearstream" include reference to any successor clearing system and references to the "common depositary" and the "fiscal agent" include any successor acting in those respective capacities. Beneficial interests in the global bond will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Euroclear and Clearstream. Investors may elect to hold interests in the global bond through any of Clearstream or Euroclear, if they are participants of such systems, or indirectly through organizations which are participants in such systems.

Except in limited circumstances, investors will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered registered holders thereof under the fiscal agency agreement between the Province and the fiscal agent, relating to the bonds.

The bonds will only be sold in minimum aggregate principal amounts of CNY1,000,000 and integral multiples of CNY10,000 for amounts in excess of CNY1,000,000.
Withholding tax:	Principal of and interest on the bonds are payable by the Province without withholding or deduction for Canadian withholding taxes to the extent set forth herein.
Risk factors:

We believe that the following factors represent the principal risks inherent in investing in the bonds: Renminbi is not a freely convertible currency, and there are significant restrictions on remittance of Renminbi into and outside the PRC; the limited availability of Renminbi outside the PRC may affect the liquidity of the bonds and our ability to source Renminbi to make payments in respect of the bonds; an investment in the bonds will be subject to exchange rate risks; an investment in the bonds is subject to interest rate risks; payments in respect of the bonds will be made solely by transfer to a Renminbi bank account maintained in Hong Kong, except in limited circumstances; there is no active trading market for the bonds and an active trading market may not develop; the bonds are subject to modification and waiver of conditions in certain circumstances; because the global bond is held by the common depositary or its nominee for Clearstream and Euroclear, investors will have to rely on Clearstream's and/or Euroclear's procedures for transfer, payment and communication with us; interest payments may be subject to withholding tax in certain jurisdictions; the laws governing the bonds may change; and we have ongoing normal course business relationships with certain of the underwriters and their affiliates that could create the potential for, or perception of, conflict among the interests of underwriters and prospective investors.

        The Province may be contacted at the Ministry of Finance, Provincial Treasury, Debt Management Branch, P.O. Box 9423 Stn. Prov. Govt., 620 Superior Street, Victoria, British Columbia, Canada V8W 9V1 and may be telephoned at (250) 387-7125.

RISK FACTORS

        We believe that the following factors may be material for the purpose of assessing the market risks associated with the bonds and the risks that may affect our ability to fulfill our obligations under the bonds.

        We believe that the factors described below represent the principal risks inherent in investing in the bonds but we do not represent that the statements below regarding the risks of holding any bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Prospectus Supplement and the Basic Prospectus (including any documents incorporated by reference herein or therein) and reach their own views prior to making any investment decision.

Renminbi is not a freely convertible currency, and there are significant restrictions on remittance of Renminbi into and outside the PRC

        Renminbi is not a freely convertible currency at present. The PRC government continues to regulate conversion between Renminbi and foreign currencies, including the Hong Kong dollar, despite a reduction in recent years by the PRC government of control over routine foreign exchange transactions for current account items such as payments for imported goods and salary payments. Participating banks in Hong Kong have been permitted to engage in the settlement of Renminbi trade transactions under a pilot program introduced in July 2009. The pilot program was extended in June 2010 to cover 20 provinces and cities in the PRC and was further extended in August 2011 to cover all of the PRC and to make Renminbi trade and other current account item settlement available in all countries worldwide.

        In particular, depending on the size and nature of the transaction, a foreign investor is required to obtain the approval of the Ministry of Commerce of the PRC ("MOFCOM") and The People's Bank of China ("PBOC") or their respective local counterparts for any investment in the PRC using offshore Renminbi. Such investments include any establishment of a new enterprise, any increase in the registered capital of an existing enterprise, any acquisition of a PRC onshore entity and any extension of a loan. In October 2011, MOFCOM promulgated a circular which specifically required the approval of its head office for certain types of cross-border CNY-denominated direct investment transactions, including capital contributions of CNY300 million or more and transactions involving certain types of financial institutions, investment holding enterprises and policy sensitive sectors.

        As the relevant PRC regulations and guidelines are relatively new and untested, their interpretation and application by the relevant PRC authorities remain subject to significant uncertainties. For further details in respect of the remittance of Renminbi into and outside the PRC, see "Remittance of Renminbi into and outside the PRC."

        We cannot assure you that the PRC government will continue to liberalize gradually control over cross-border Renminbi remittances in the future or that new regulations will not be promulgated which have the effect of restricting the remittance of Renminbi into or outside the PRC. We will be required to source Renminbi outside of the PRC to finance our obligations under the bonds, and our ability to do so will be subject to the overall availability of Renminbi outside the PRC.

The limited availability of Renminbi outside the PRC may affect the liquidity of the bonds and our ability to source Renminbi to make payments in respect of the bonds

        As a result of the restrictions by the PRC government on cross-border Renminbi funds flows, there are limits on availability of Renminbi outside the PRC. Since February 2004, in accordance with arrangements between the PRC government and the Hong Kong government, licensed banks in Hong Kong may offer limited CNY-denominated banking services to Hong Kong residents and specified business customers. The PBOC has also established a Renminbi clearing and settlement system for participating banks in Hong Kong. On July 19, 2010, further amendments were made to the

Settlement Agreement on the Clearing of Renminbi Business (the "Settlement Agreement") between the PBOC and Bank of China (Hong Kong) Limited ("RMB Clearing Bank") to expand the scope of Renminbi business for participating banks in Hong Kong. Pursuant to the revised arrangements, all corporations are allowed to open Renminbi accounts in Hong Kong, there is no longer any limit on the ability of corporations to convert Renminbi and there is no longer any restriction on the transfer of Renminbi funds between different accounts in Hong Kong.

        However, the current size of Renminbi-denominated financial assets outside the PRC is limited, and participating banks are required by the Hong Kong Monetary Authority to maintain a total amount of Renminbi (in the form of cash and its settlement account balance with the RMB Clearing Bank) of no less than 25% of their Renminbi deposits, which further limits the availability of Renminbi that participating banks can utilize for conversion services for their customers. Renminbi business participating banks do not have direct Renminbi liquidity support from the PBOC. The RMB Clearing Bank only has access to onshore liquidity support from the PBOC to settle open positions of participating banks for limited types of transactions, including open positions resulting from conversion services for corporations in relation to cross-border trade settlement and for personal customers of up to CNY20,000 per person per day. The RMB Clearing Bank is not obligated to settle for participating banks any open positions resulting from other foreign exchange transactions or conversion services. As a result, participating banks will need to source Renminbi from the offshore market to settle such open positions.

        Although it is expected that the offshore Renminbi market will continue to grow in depth and size, its growth is subject to many constraints as a result of PRC laws and regulations on foreign exchange. We cannot assure you that new PRC regulations will not be promulgated or the Settlement Agreement will not be terminated or amended in the future, which will have the effect of restricting the availability of Renminbi offshore. The limited availability of Renminbi outside of the PRC may affect the liquidity of the bonds. We cannot assure you that we will be able to source Renminbi on satisfactory terms, if at all, to make payments on the bonds.

An investment in the bonds will be subject to exchange rate risks

        The value of Renminbi against the Hong Kong dollar, the U.S. dollar and other currencies fluctuates and is affected by developments in or affecting the PRC, international political and economic conditions and many other factors. All payments of interest on and principal of the bonds will be made in Renminbi, except in the case of inconvertibility, non-transferability or illiquidity. See "Description of Bonds—Payment of U.S. Dollar Equivalent." As a result, the value of Renminbi payments may vary with the prevailing exchange rates in the marketplace. If the value of Renminbi depreciates against the relevant currency, the value of the investment in the relevant currency will have declined.

An investment in the bonds is subject to interest rate risks

        The PRC government has gradually liberalized the regulation of interest rates in recent years. Further liberalization may increase interest rate volatility. The bonds will carry a fixed interest rate. Consequently, the trading price of the bonds will vary with the fluctuations in the Renminbi interest rates. If you try to sell your bonds before their maturity, you may receive an offer that is less than your original investment.

Payments in respect of the bonds will be made solely by transfer to a Renminbi bank account maintained in Hong Kong, except in limited circumstances

        So long as the bonds are represented by a global bond held with the common depositary or its nominee for Clearstream and Euroclear, all payments in respect of the bonds will be made solely by transfer to a Renminbi bank account maintained in Hong Kong in accordance with prevailing Euroclear and Clearstream rules and procedures. If the bonds are issued in definitive form, all payments in respect of the bonds will be made by transfer to a Renminbi bank account maintained in Hong Kong in accordance with prevailing rules and regulations. We will not be required to make payment by any other means, including, for example, in any other currency or by transfer to a bank account in the PRC. Notwithstanding the foregoing three sentences, in the case of inconvertibility, non-transferability or illiquidity, we may make payments on the bonds in U.S. dollars. See "Description of Bonds—Payment of U.S. Dollar Equivalent."

There is no active trading market for the bonds and an active trading market may not develop

        The bonds will be new securities which may not be widely distributed and for which there is currently no active trading market. If the bonds are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. Investors may not be able to sell their bonds at prices that will provide them with a yield comparable to similar investments that have a more highly developed secondary market. We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that our application to list the bonds will be approved, and settlement of the bonds is not conditional on obtaining the listing.

The bonds are subject to modification and waiver of conditions in certain circumstances

        The terms of the bonds contain provisions for calling meetings of registered holders to consider matters affecting their interests generally. These provisions permit defined majorities to approve, by extraordinary resolution (as defined below under "Description of Bonds—Modification"), certain modifications or amendments to the fiscal agency agreement and the bonds that bind all registered holders, including registered holders who did not attend and vote at the relevant meeting and registered holders who voted in a manner contrary to the majority.

        The conditions of the bonds also provide that the parties to the fiscal agency agreement will be able to enter into agreements supplemental to the fiscal agency agreement to create and issue further bonds ranking equally and ratably with the bonds in all respects, or in all respects other than in respect of the date from which interest will accrue and the first interest payment date, and that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds.

        The conditions of the bonds also provide that the parties to the fiscal agency agreement will be able to amend the fiscal agency agreement and the bonds without notice to or consent of the registered holders for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provisions therein, or effecting the issue of further bonds as described above or in any other manner the Province may deem necessary or desirable and which in the reasonable opinion of the parties to the fiscal agency agreement will not adversely affect the interests of the registered holders.

Because the global bond is held by the common depositary or its nominee for Clearstream and Euroclear, investors will have to rely on Clearstream's and/or Euroclear's procedures for transfer, payment and communication with us

        The bonds will be deposited with the common depositary or its nominee. Except in limited circumstances, investors will not be entitled to receive bonds in definitive form. Euroclear's and Clearstream's respective records will reflect only the identity of direct Euroclear or Clearstream participants, respectively, to whose accounts the bonds are credited. Direct and indirect participants in Euroclear and Clearstream will be responsible for keeping records of the beneficial ownership of bonds on behalf of their customers. Investors will be able to trade their beneficial interests only through Euroclear and Clearstream and their direct and indirect participants.

        We will discharge our payment obligations under the bonds by making payments to the common depositary for Euroclear and Clearstream. A holder of a beneficial interest in the bonds must rely on the procedures of the common depositary, Euroclear and Clearstream to receive payments under the bonds. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the bonds.

        Holders of beneficial interests in the bonds will not have a direct right to vote in respect of the bonds. Instead, such holders will be permitted to act only to the extent that they are enabled by Euroclear and Clearstream to appoint proxies. Similarly, holders of beneficial interests in the bonds will not have a direct right under the bonds to take enforcement action against us in the event of a default under the bonds.

European Union Directive on the Taxation of Savings Income

        Under Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union (the "EU") are generally required to provide to the tax authorities of another Member State details of payments of interest or other similar income made by a person within its jurisdiction to or for an individual or certain other types of person resident in that other Member State. For a transitional period only, which will end after agreement on exchange of information is reached between the European Union and certain non-EU states, Luxembourg and Austria will instead (but subject to certain exceptions) withhold tax from such payments at the rate of 35%. Luxembourg has announced that it will no longer apply the withholding system as from January 1, 2015 and will provide details of payments of interest and other similar income as from that date.

        On March 24, 2014, the Council of the European Union adopted a directive amending Council Directive 2003/48/EC, which, when implemented, will amend and broaden the scope of the requirements above. Member States have until January 1, 2016 to adopt the national legislation necessary to comply with this amending directive.

        If a payment is to be made or collected through a Member State or a European country or territory which is not a member of the EU and which has opted for a withholding system, and an amount of, or in respect of, tax were to be withheld from that payment, neither we nor any paying agent nor any other person making payment for or on behalf of us or any paying agent will be obliged to pay additional amounts with respect to any bonds as a result of the imposition of such withholding tax. We are required to maintain a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the Directive.

The laws governing the bonds may change

        The conditions of the bonds are based on the laws of the Province of British Columbia and the federal laws of Canada applicable therein in effect as at the date of this Prospectus Supplement. No assurance can be given as to the impact of any possible judicial decision or change to the laws of the Province of British Columbia or the federal laws of Canada applicable therein or administrative practice after the date of this Prospectus Supplement.

        Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Certain of the underwriters may have real or perceived conflicts of interest

        Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, the Province in the ordinary course of business and such activities could create the potential for or perception of conflict among the interests of the underwriters and prospective investors.

REMITTANCE OF RENMINBI INTO AND OUTSIDE THE PRC

        Renminbi is not a freely convertible currency. The remittance of Renminbi into and outside the PRC is subject to controls imposed under PRC law.

Current Account Items

        Under PRC foreign exchange control regulations, current account item payments include payments for imports of goods and services and payments of salaries and income into and outside the PRC.

        Prior to July 2009, all current account items in the PRC were required to be settled in foreign currencies. Since July 2009, the PRC has commenced a pilot scheme pursuant to which Renminbi may be used for settlement of imports and exports of goods between approved pilot enterprises in five designated cities in the PRC including Shanghai, Guangzhou, Dongguan, Shenzhen and Zhuhai and enterprises in designated offshore jurisdictions, including Hong Kong and Macau. On June 17, 2010, the PRC government promulgated the Circular on Issues concerning the Expansion of the Scope of the Pilot Program of Renminbi Settlement of Cross-Border Trades (Yin Fa (2010) No. 186) (the "Renminbi Settlement Circular"), pursuant to which (1) Renminbi settlement of imports and exports of goods and of services and other current account items became permissible in the designated pilot districts, (2) the list of designated pilot districts was expanded to cover 20 provinces and (3) the restriction on designated offshore districts was lifted. Accordingly, any enterprises in the designated pilot districts and offshore enterprises are entitled to use Renminbi to settle imports of goods, cross-border trade services and other current account items between them. Renminbi remittance for exports of goods from the PRC may only be effected by approved pilot enterprises in designated pilot districts in the PRC.

        In August 2011, the PRC government promulgated the Circular on Expanding the Areas for Renminbi Settlement in Cross-Border Trades which expanded Renminbi settlement for cross-border trade to the entire country. On February 3, 2012, the PRC government promulgated the Circular on the Relevant Issues Pertaining to Administration over Enterprises Engaging in RMB Settlement of Export of Goods, pursuant to which enterprises in the PRC that are qualified to engage in import and export trade are allowed to settle their goods export trade in Renminbi.

        The Renminbi Settlement Circular will be subject to interpretation and application by the relevant PRC authorities. Local authorities may adopt different practices in applying the Renminbi Settlement Circular and impose conditions for settlement of current account items.

Capital Account Items

        Under PRC foreign exchange control regulations, capital account items include cross-border transfers of capital, direct investments, securities investments, derivative products and loans. Capital account payments are generally subject to approval of the relevant PRC authorities.

        On February 25, 2011, the MOFCOM promulgated the Notice on Issues concerning Foreign Investment Management (the "MOFCOM 72 Notice"). The MOFCOM 72 Notice states that if a foreign investor intends to make investments in the PRC (whether by way of establishing a new enterprise, increasing the registered capital of an existing enterprise, acquiring a PRC onshore enterprise or providing loan facilities) with Renminbi that it has generated from cross-border trade settlement or that is lawfully obtained by it outside the PRC, MOFCOM's prior written consent is required.

        On June 3, 2011, the PBOC promulgated the Notice on Clarifying Issues concerning Cross-border Renminbi Settlement (the "PBOC 145 Notice"). The PBOC 145 Notice provides instructions to local PBOC authorities on procedures for the approval of settlement activities for non-financial Renminbi foreign direct investment into the PRC. The PBOC 145 Notice applies to all non-financial Renminbi foreign direct investment into the PRC, and includes investment by way of establishing a new enterprise, acquiring a PRC onshore enterprise, transferring shares, increasing the registered capital of an existing enterprise, or providing loan facilities in Renminbi.

        On October 13, 2011, the PBOC promulgated the Administrative Measures on Settlement of Renminbi Foreign Direct Investment (the "PBOC Measures"). The PBOC Measures provide more detailed rules for regulation of banks in handling settlement matters relating to Renminbi foreign direct investment and provide more detailed rules for the settlement of Renminbi foreign direct investment, including the procedures for foreign investors to open Renminbi settlement accounts, the type of foreign direct investment transactions covered, the documents required to open and operate Renminbi settlement accounts and the restrictions on operation of Renminbi settlement accounts. The domestic settlement banks of foreign investors or foreign-invested enterprises in the PRC are permitted to process requests to remit Renminbi foreign direct investment into the PRC only after the examination of the requisite approval or registration documents from the relevant PRC authorities, including the MOFCOM. In particular, each foreign-invested enterprise must file required information with the relevant local counterpart of the PBOC and amend the filed information in case of any specified material changes.

        On December 3, 2013, MOFCOM promulgated the Announcement on Issues Concerning Cross-border RMB Direct Investment (the "New MOFCOM Announcement"), which provides that the Circular on Issues Concerning Cross-border RMB Direct Investment published by MOFCOM on October 12, 2011 (the "Old MOFCOM Circular") will cease to be implemented from January 1, 2014. The New MOFCOM Announcement further eased rules on cross-border CNY direct investments. Pursuant to the New MOFCOM Announcement, a direct investment using offshore CNY will be approved by MOFCOM and its local counterparts in accordance with existing PRC laws and regulations regarding foreign investment. If a foreign investor intends to change its investment currency from a certain foreign currency to CNY, no additional approval for the revision to its joint venture contract or articles of association is required, although it is still subject to applicable registration, account opening and currency conversion procedures required by the competent authorities. A cross-border CNY direct investment is subject to the relevant laws, regulations and requirements on foreign investment in the PRC and must comply with national industry policies in terms of foreign investment and the relevant rules on national security review of mergers and acquisitions and anti-monopoly review. In addition, the proceeds of CNY foreign direct investment may not be used towards investment in securities, financial derivatives or entrusted loans except for strategic investments in listed companies.

        As the New MOFCOM Announcement, the PBOC 145 Notice, the MOFCOM Circular and the PBOC Measures are relatively new circulars, their interpretation and application by the relevant PRC authorities are subject to significant uncertainties. Further, new PRC regulations may be promulgated in the future which have the effect of permitting or further restricting, as the case may be, the remittance of Renminbi for payment of transactions categorized as capital account items.

 EXCHANGE RATES

U.S. Dollar/Renminbi

        Since January 1, 1994, the PBOC has set and published a daily base exchange rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar in the market during the previous day. On July 21, 2005, the PBOC announced a reform of its exchange rate system and revalued the Renminbi from CNY8.28 to US$1.00 to CNY8.11 to US$1.00. Under the reform, the Renminbi is no longer effectively linked to the U.S. dollar but instead is allowed to fluctuate within a narrow and managed band against a basket of foreign currencies, according to market demand and supply conditions. The PBOC announces the Renminbi's closing price each day, and that rate serves as the midpoint of the next day's trading band. On May 18, 2007, the PBOC announced that, effective May 21, 2007, it would widen the daily trading band of the Renminbi against the U.S. dollar from 0.3% to 0.5%. The floating band was further widened to 1.0% on April 16, 2012 and to 2.0% on March 17, 2014. The PRC government has since made and in the future may make further adjustments to the exchange rate system.

        The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in Renminbi published by the Federal Reserve Bank of New York, expressed in Renminbi per U.S. dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

Period	High	Low	Average(1)	Period End
2008	7.2946	6.7800	6.9193	6.8225
2009	6.8470	6.8176	6.8295	6.8259
2010	6.8330	6.6000	6.7603	6.6000
2011	6.6364	6.2939	6.4475	6.2939
2012	6.3879	6.2221	6.2990	6.2301
2013	6.2438	6.0537	6.1481	6.0537
January, 2014	6.0600	6.0402		6.0590
February, 2014	6.1448	6.0590		6.1448
March, 2014	6.2273	6.1183		6.2164
April, 2014	6.2591	6.1966		6.2591
May, 2014	6.2591	6.2255		6.2471
June, 2014	6.2548	6.2036		6.2036
July, 2014	6.2115	6.1712		6.1737
August, 2014	6.1793	6.1395		6.1430
September, 2014	6.1495	6.1266		6.1380

(1)
Annual averages are calculated from month-end rates.

        The noon buying rate published by the Federal Reserve Bank of New York for October 24, 2014 was U.S.$1.00 = CNY6.1168. Approximate U.S.$ amounts in this Prospectus Supplement are calculated on an exchange rate of U.S.$1.00 = CNY6.1168 as of October 24, 2014.

Canadian Dollar/Renminbi

        The following table sets forth, for the periods indicated, the high, low, average and period-end noon exchange rate between the Renminbi and the Canadian dollar published by the Bank of Canada, expressed in Renminbi per Canadian dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

Period	High	Low	Average	Period End
2008	7.3475	5.2826	6.5122	5.5710
2009	6.6313	5.2632	5.9820	6.5232
2010	6.8540	6.3371	6.5727	6.6269
2011	6.8681	6.0132	6.5333	6.1881
2012	6.5147	6.1087	6.3121	6.2617
2013	6.3251	5.6721	5.9686	5.6915
January, 2014	5.7013	5.4259		5.4496
February, 2014	5.5494	5.4585		5.5494
March, 2014	5.6243	5.5188		5.6243
April, 2014	5.7110	5.6243		5.7110
May, 2014	5.7571	5.7013		5.7504
June, 2014	5.8241	5.7013		5.8106
July, 2014	5.8411	5.6561		5.6689
August, 2014	5.6593	5.6054		5.6593
September, 2014	5.6497	5.4765		5.4765

        The noon exchange rate between the Renminbi and the Canadian dollar published by the Bank of Canada on October 28, 2014 was approximately $1.00 = CNY5.4705.

Canadian Dollar/U.S. Dollar

        The noon exchange rate between the U.S. dollar and the Canadian dollar published by the Bank of Canada on October 28, 2014 was approximately $1.00 = U.S.$0.8946.

DESCRIPTION OF BONDS

General

        The 2.85% Bonds, Series BCCNY-2, due November 13, 2016 offered hereby in the aggregate principal amount of CNY3,000,000,000 will be issued subject to a fiscal agency agreement to be dated as of November 13, 2014, between the Province and the fiscal agent.

        The information contained in this section and in the Basic Prospectus summarizes the terms of the bonds and the fiscal agency agreement. You should read the information set forth below together with the section "Description of Debt Securities and Warrants" in the Basic Prospectus, which summarizes the general terms of the bonds and the fiscal agency agreement. This Prospectus Supplement describes the terms of the bonds in greater detail than the Basic Prospectus and may provide information that differs from the Basic Prospectus. If the information in this Prospectus Supplement differs from the Basic Prospectus, you should rely on the information in this Prospectus Supplement. You should also read the fiscal agency agreement and the exhibits thereto, including the form of Global Bond (as defined below), for a full description of the terms of the bonds. A copy of the fiscal agency agreement and its exhibits will be available for inspection at our offices.

        References to principal and interest in respect of the bonds shall be deemed also to refer to any additional amounts which may be payable as described below. See "—Payment of Additional Amounts."

Status of the bonds

        The bonds will be direct and unconditional general obligations of the Province. The bonds will not be secured but will rank equally and ratably with all of the Province's other unsecured and unsubordinated indebtedness outstanding from time to time without any preference granted by the Province. Payments of principal of and interest on the bonds will be payable out of the Consolidated Revenue Fund of British Columbia.

Form, Denomination and Registration

        The bonds will be issued in the form of one fully registered global bond (the "Global Bond") registered in the name of the nominee of The Bank of New York Mellon as common depositary for Euroclear and Clearstream, and held by the common depositary or its nominee.

        Beneficial interests in the Global Bond will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Euroclear and Clearstream. Investors may elect to hold interests in the Global Bond directly through either Clearstream or Euroclear if they are participants of such systems, or through organizations which are participants in such systems. Except in the limited circumstances described herein, owners of beneficial interests in the Global Bond will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered registered holders thereof under the fiscal agency agreement. See "—Title" and "—Definitive Certificates."

        The bonds will only be sold in minimum principal amounts of CNY1,000,000 and integral multiples of CNY10,000 in excess thereof.

        All bonds will be recorded in a register maintained by the fiscal agent at its office under the fiscal agency agreement, and will be registered in the name of the nominee of the common depositary for the benefit of owners of beneficial interests in the Global Bond.

        The fiscal agent will not impose any service charge on the registered holder for any registration of transfer or exchange of bonds, other than reasonable fees for the replacement of lost, stolen, mutilated, defaced or destroyed bonds; however, the Province may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in the fiscal agency agreement or in the bonds, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith. In addition, owners of beneficial interests in the Global Bond may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems. The Province and the fiscal agent will not be required to make any exchange of bonds if, as a result thereof, the Province may incur adverse tax or other similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.

Title

        Subject to applicable law and the terms of the fiscal agency agreement, the Province, the fiscal agent and any paying agent appointed in accordance with the fiscal agency agreement will deem and treat the person in whose name a bond is registered as the absolute owner of such bond for all purposes whatsoever, whether or not such bond is overdue, and neither the Province nor the fiscal agent will be affected by notice to the contrary. All payments to or on the order of the registered holder of any bond are valid and effectual to discharge the liability of the Province or the fiscal agent on such bond to the extent of the sum or sums paid.

Interest

        The bonds will bear interest from and including November 13, 2014 at a rate of 2.85% per annum. Interest on the bonds will be payable in two installments in arrears on May 13 and November 13 of each year (each an "interest payment date," beginning May 13, 2015). Interest will be payable to the persons in whose names the bonds are registered at the close of business on the preceding April 28 and October 29 (each a "record date"), as the case may be. If the bonds become redeemable prior to maturity in accordance with the terms and conditions of the bonds, any interest payable under the bonds on the date fixed for redemption which is not otherwise an interest payment date will be payable to the persons in whose names the bonds are registered on the redemption date. Interest on the bonds will cease to accrue on the date fixed for redemption unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 2.85% per annum (before and, subject to applicable law, after judgment) until paid, or if earlier, when the full amount of the monies payable has been received by the fiscal agent and notice to that effect has been given in accordance with "—Notices."

        Whenever it is necessary to compute any amount of accrued interest in respect of the bonds for a period of less than one full year, such interest will be calculated on the basis of a 365-day year (without taking into account any 366-day year) and the actual number of days elapsed from and including the last date on which interest was paid or made available for payment (or, with respect to interest payable on the first interest payment date, from the issue date of the bonds) to but excluding the next date on which an interest payment is made (each such period, an "interest period"). Interest in respect of a bond shall be calculated per CNY10,000 in principal amount of such bond (the "calculation amount"). The amount of interest payable per calculation amount for any interest period will be calculated by multiplying (i) the product of the rate of interest per annum in respect of the bonds multiplied by the calculation amount by (ii) the quotient of the actual number of days in such interest period divided by 365, and rounding the resulting figure to the nearest CNY0.01 (CNY0.005 being rounded upwards).

Yield

        The yield, 2.85%, is calculated as the semi-annual expected return based on the cash flows of the bonds assuming one continuous re-investment rate for periodic interest payments. The yield is calculated at the issue date on the basis of the initial public offering price. It is not an indication of future yield.

Payments

        Principal of and interest on the bonds are payable by the Province to the persons in whose names the bonds are registered on the record date, the redemption date or the maturity date, as the case may be. The fiscal agent will act as the Province's principal paying agent for the bonds pursuant to the fiscal agency agreement.

        So long as the CNY-denominated bonds are represented by the Global Bond held with the common depositary or its nominee, all payments in respect of CNY-denominated bonds will be made solely by the Province in Renminbi in immediately available funds to the fiscal agent and by the fiscal agent to or as directed by the common depositary or its nominee in accordance with the regular procedures established from time to time by Clearstream, Euroclear and the fiscal agent. If the CNY-denominated bonds are issued in definitive form, all payments in respect of any such bond will be made by transfer to a Renminbi bank account maintained in Hong Kong by the registered holder of such CNY-denominated bond in accordance with prevailing rules and regulations. The Province will not be required to make payment by any other means, including, for example, in any other currency or by transfer to a bank account in the PRC. Notwithstanding the foregoing three sentences, in the case of

Inconvertibility, Non-transferability or Illiquidity (as defined below under "—Payment of U.S. Dollar Equivalent"), the Province may make payments on the bonds in U.S. dollars.

        Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Neither of the Province or the fiscal agent will have any responsibility or liability for any aspect of records relating to or for payments made by the common depositary, Clearstream or Euroclear or any Clearstream or Euroclear direct or indirect participant on account of beneficial interests in the Global Bond or for maintaining, supervising or reviewing any records of such clearing system or participant relating to such beneficial interests.

        If any date for payment in respect of any bond is not a business day, the registered holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. If any record date in respect of any bond is not a business day, then that record date shall be deemed to be the immediately preceding business day. "Business day" means a day other than a Saturday or Sunday on which banking institutions in Hong Kong, New York, New York, London, England and Toronto, Ontario are not authorized or obligated by law, regulation or executive order to close. If the bonds have been issued in definitive form and a date for payment is a business day but is a day on which any paying agent is closed at the applicable place of payment, a registered holder will not be entitled to payment at such location until the next succeeding day other than a Saturday or Sunday on which banking institutions in such place of payment are not authorized or obligated by law or regulation to be closed and no further interest shall be paid in respect of the delay in such payment.

        If definitive bonds are issued and for so long as the bonds are listed on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Province will appoint and maintain a paying agent and a transfer agent in Luxembourg and in such circumstances the Province will also maintain a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC of June 3, 2003, as amended, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Payment of U.S. Dollar Equivalent

        Notwithstanding anything to the contrary herein, if by reason of Inconvertibility, Non-transferability or Illiquidity, we are not able to satisfy any payment on the bonds when due, in whole or in part, in Renminbi in Hong Kong, we may, on giving irrevocable notice to the registered holders of the bonds not less than five nor more than 30 business days prior to the relevant payment date, settle any such payment, in whole or in part, in U.S. dollars on that payment date at the U.S. Dollar Equivalent of the amount that was otherwise payable in Renminbi. In such event, we will make payments in respect of the bonds in U.S. dollars, as determined in our discretion, (1) by wire transfer to a U.S. dollar-denominated account maintained by the relevant registered holders with a bank in New York, New York as such account shall have been provided to the fiscal agent and appears on the register or (2) in the form of U.S. dollar-denominated checks drawn on a bank in New York, New York by mailing the checks payable to or upon the written order of the relevant registered holders to the addresses of those holders as they appear in the register. Any such payment made under these circumstances in U.S. dollars will constitute valid payment in full and will not constitute a default in respect of the bonds.

        "Calculation Agent" means a calculation agent that is independent of the Province, appointed by the Province in good faith.

        "CNY Dealer" means an independent foreign exchange dealer of international repute, active in the Renminbi exchange market in Hong Kong.

        "Determination Business Day" means any day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong, London and New York, New York.

        "Determination Business Day" means any day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong, London and New York, New York.

        "Determination Date" means the day which is two Determination Business Days before the relevant payment date.

        "Hong Kong Governmental Authority" means any de facto or de jure government or any agency or instrumentality thereof, court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including the central bank) of Hong Kong.

        "Illiquidity" means the general Renminbi exchange market in Hong Kong becomes illiquid as a result of which we cannot obtain sufficient Renminbi in order to satisfy our obligation to pay interest or principal, in whole or in part, in respect of the bonds as determined by us in good faith and in a commercially reasonable manner following consultation with two CNY Dealers.

        "Inconvertibility" means the occurrence of any event that makes it impossible for us to convert any Renminbi amount due in respect of the bonds from or into U.S. dollars in the general Renminbi exchange market in Hong Kong, except if such impossibility is due solely to the failure by us to comply with any law, rule or regulation enacted by any Hong Kong Governmental Authority, unless such law, rule or regulation is enacted on or after the date of this Prospectus Supplement and it is impossible for us, due to an event beyond our control, to comply with such law, rule or regulation.

        "Non-transferability" means the occurrence of any event that makes it impossible for us to deliver Renminbi between accounts inside Hong Kong or from an account inside Hong Kong to an account outside Hong Kong, or vice versa, except if such impossibility is due solely to the failure by us to comply with any law, rule or regulation enacted by any Hong Kong Governmental Authority, unless such law, rule or regulation is enacted or becomes effective on or after the date of this Prospectus Supplement and it is impossible for us, due to an event beyond our control, to comply with such law, rule or regulation.

        "Spot Rate" means the spot Renminbi/U.S. dollar exchange rate for the purchase of U.S. dollars with Renminbi in the over-the-counter Renminbi exchange market in Hong Kong for settlement in two Determination Business Days, as determined by the Calculation Agent at or around 11:00 a.m. (Hong Kong time) on the Determination Date, on a deliverable basis by reference to Reuters Screen Page TRADCNY3, or if no such rate is available, on a non-deliverable basis by reference to Reuters Screen Page TRADNDF. If neither of the foregoing rates is available, the Calculation Agent will determine the Spot Rate at or around 11:00 a.m. (Hong Kong time) on the Determination Date as the most recently available Renminbi/U.S. dollar official fixing rate for settlement in two Determination Business Days reported by The State Administration of Foreign Exchange of the PRC, which is reported on the Reuters Screen Page CNY=SAEC. Reference to a page on the Reuters Screen means the display page so designated on the Reuter Monitor Money Rates Service (or any successor service) or such other page as may replace that page for the purpose of displaying a comparable currency exchange rate.

        "U.S. Dollar Equivalent" means the Renminbi amount converted into U.S. dollars using the Spot Rate for the relevant Determination Date.

        We will provide notice to the fiscal agent and each paying agent of any such payment of U.S. Dollar Equivalent. All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the foregoing provisions by us or the calculation agent will (in the absence of willful default, bad faith or manifest error) be binding on us, the fiscal agent and any paying agent under the fiscal agency agreement and all registered holders of the bonds.

Further Issues

        The Province may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking equally and ratably with the bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds. Any further bonds shall be issued subject to an agreement supplemental to the fiscal agency agreement.

Payment of Additional Amounts

        All payments of principal of and interest on the bonds will be made by the Province without withholding of, or deduction for, or on account of, any present or future taxes or duties of whatever nature imposed or levied by Canada, or any province, political subdivision or taxing authority therein or thereof, unless, as a result of the federal laws of Canada, or any province or political subdivision thereof or the official application of such laws or the regulations of any taxing authority therein or thereof, the Province is required to deduct or withhold any taxes or duties from any payments due under the bonds. In that event, the Province (subject to its right of redemption described herein) will pay such additional amounts as may be necessary in order that every net payment of the principal of and interest on the bonds will be not less than the amount provided for in the bonds. The Province shall not, however, be obliged to pay such additional amounts on account of any such taxes or duties:

  (a)
  to which a beneficial owner of a bond is subject otherwise than merely by the ownership of bonds or the receipt of income therefrom; or

  (b)
  which become payable as a result of any bond being presented for payment on a date more than 30 days after the relevant date except to the extent that the registered holder would have been entitled to such additional amounts on presenting the same for payment on such thirtieth day. For this purpose, the "relevant date" means:

  (i)
  the date on which the payment in respect of the bonds first becomes due; or

  (ii)
  if the full amount of the monies payable shall not have been duly provided to the fiscal agent on or prior to such date, the date on which such monies shall have been so provided;

  (c)
  where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC of June 3, 2003, as amended, or any law implementing or complying with, or introduced in order to conform to, such Directive;

  (d)
  by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the relevant bond to another paying agent in a Member State of the European Union; or

  (e)
  due under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended ("FATCA"), any current or future U.S. Treasury Regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA (an "IGA"), any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an IGA, or any agreement with the U.S. Internal Revenue Service under FATCA.

Maturity, Redemption and Purchases

        The principal amount of the bonds shall be due and payable on November 13, 2016. The bonds are not redeemable at the option of the Province prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the registered holders prior to maturity.

        The bonds may be redeemed at the option of the Province in whole, but not in part, at any time, on giving not less than 30 days' and not more than 60 days' notice to registered holders of bonds in accordance with "—Notices" (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) the Province has or will become obliged to pay additional amounts as provided or referred to in "—Payment of Additional Amounts" as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this Prospectus Supplement, and (b) such obligation cannot be avoided by the Province taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Province would be obliged to pay such additional amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Province shall deliver to the fiscal agent a certificate signed by an official of the Province stating that the Province is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Province so to redeem have occurred.

        The Province may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract, at any price, in accordance with applicable law, and cause the fiscal agent to cancel any bonds so purchased.

Repayment in Event of Default

        If (a) there is a non-payment of the principal of or interest on any of the bonds and such non-payment continues for a period of more than 15 days after written notice of such non-payment is given to the Province by a registered holder of bonds or (b) there is a failure in the performance of any other covenant of the Province contained in the bonds which continues for more than 30 days after written notice requiring such failure to be remedied is given to the Province by a registered holder of bonds, then the registered holder giving such notice may give a further written notice to the Province demanding that the principal amount of all or any of the bonds held by such registered holder become immediately repayable, together with accrued interest, and upon the giving of such further notice, such bonds shall become repayable accordingly.

        Any notice from a registered holder of bonds to the Province as contemplated in the previous paragraph shall be given to the Province by delivering such notice to the fiscal agent.

Definitive Certificates

        No beneficial owner of bonds will be entitled to receive bonds in definitive form except in the limited circumstances described below.

        If at any time Clearstream or Euroclear ceases to carry on business, or announces an intention to cease carrying on business, as depositary or as a clearing agency, in each case, in relation to the bonds, and, in any such case, a successor depositary or clearing agency is not appointed by the Province within 90 days, the Province will issue or cause to be issued fully registered bonds in definitive form upon registration of transfer of, or in exchange for, the Global Bond.

        The Province may also at any time and in its sole discretion determine not to have any of the bonds held in the form of the Global Bond, and, in such event, will issue or cause to be issued fully registered bonds in definitive form upon registration of transfer of, or in exchange for, the Global Bond. In the event definitive bonds are issued and for so long as the bonds are listed on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Province will appoint and maintain a paying agent and a transfer agent in Luxembourg and in such circumstances the Province will also maintain a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC of June 3, 2003, as amended, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Modification

        The fiscal agency agreement and the bonds may be amended or supplemented by the Province, on the one hand, and the fiscal agent, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under "—Further Issues," or in any other manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the Province, on the one hand, and the fiscal agent, on the other hand, will not adversely affect the interests of holders of the bonds.

        The fiscal agency agreement will contain provisions for convening meetings of registered holders of bonds to approve by extraordinary resolution (as defined below) any modification or amendment to the fiscal agency agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof). An extraordinary resolution duly passed at any such meeting shall be binding on all registered holders of bonds, whether present or not; provided, however, that no such modification or amendment to the fiscal agency agreement or to the terms and conditions of the bonds shall, without the consent of the registered holder of each such bond affected thereby: (a) change the maturity date of any such bond or change any interest payment date; (b) reduce the principal amount of any such bond or the rate of interest payable thereon; (c) change the currency of payment of any such bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such bond; or (e) reduce the percentage of the principal amount of the bonds necessary for the taking of any action, including modification or amendment of the fiscal agency agreement or the terms and conditions of the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

        The term "extraordinary resolution" will be defined in the fiscal agency agreement as a resolution passed at a meeting of registered holders of bonds held in accordance with the provisions of the fiscal agency agreement and the bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the then-outstanding bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders of not less than 66 2/3% of the principal amount of the then-outstanding bonds. The quorum at any such meeting for passing an extraordinary resolution is one or more registered holders of bonds present in person or by proxy who represent at least a majority in principal amount of the then-outstanding bonds, or at any adjourned meeting called by the Province or the fiscal agent, one or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

        So long as the bonds are listed on the Euro MTF Market of the Luxembourg Stock Exchange, notice of any amendment of the bonds or the fiscal agency agreement will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.bourse.lu.

Governing Law

        The bonds and the fiscal agency agreement will be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Notices

        All notices to the registered holders of bonds will be published by or on behalf of the Province in English in the South China Morning Post in Hong Kong, The Wall Street Journal in New York, New York and The Globe and Mail in Canada. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as the Province will determine. As long as the bonds are listed on the Euro MTF Market of the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website, currently at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made. Written notice will also be given to Clearstream and Euroclear, in accordance with their applicable policies as in effect from time to time, provided at the time of such notice the bonds are represented by the Global Bond. If the bonds are being held in definitive form, notices will be validly given if sent by first class prepaid post addressed to the registered holders thereof at their respective addresses appearing in the register and if, in the case of joint holders of any bond, more than one address appears in the register in respect of such joint holding, such notice will be addressed only to the first address so appearing. Any notice so given will be deemed to have been given on the day on which it has been sent by post.

Prescription

        Our obligation to pay an amount of interest or principal on the bonds will cease if a claim for the payment of such amount is not made within two years after the date on which such amount becomes due and payable.

No Obligation to Maintain Listing

        If the Province determines that it is unduly onerous to maintain the listing of the bonds on the Euro MTF Market of the Luxembourg Stock Exchange, then the Province may delist the bonds from the Luxembourg Stock Exchange. If the listing of the bonds is so terminated, prior to such termination the Province will use its best efforts to seek an alternative admission to listing, trading and/or quotation of such bonds by another listing authority, securities exchange and/or quotation service, reasonably acceptable to the underwriters, provided that the Province is not required to seek an alternative admission to listing, trading and/or quotation of the bonds on any such authority, exchange or service where it would be, as determined by the Province, impractical or unduly burdensome to do so.

 CLEARING AND SETTLEMENT

        Links have been established among Clearstream and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading.

The Clearing Systems

        Clearstream has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

        Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Global Clearance and Settlement Procedures

        We understand that investors that hold their bonds through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Bonds will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

        We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

        You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the bonds through Clearstream and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in Canada, the United States or Hong Kong.

        In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in Canada, the United States or Hong Kong. Investors who wish to transfer their interests in the bonds, or to make or receive a payment or delivery of the bonds on a particular day, may find that the transactions will not be performed until the next business day.

        Clearstream or Euroclear will credit payments to the cash accounts of participants in Clearstream or Euroclear in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the fiscal agency agreement on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures.

        Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the bonds among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

        The underwriters will settle the bonds in immediately available funds. We will make all payments of principal and interest on the bonds in immediately available funds. Secondary market trading between participants in Clearstream and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See "—The Clearing Systems."

TAX MATTERS

Canadian Taxation

        Please refer to the statements under "Description of Debt Securities and Warrants—Canadian Taxation" in the Basic Prospectus for a summary of the principal Canadian federal income tax consequences generally applicable to a holder of bonds acquired pursuant to this Prospectus Supplement who, for the purposes of the Income Tax Act (Canada), is a Non-Resident Holder (as defined in the Basic Prospectus).

United States Taxation

        This section provides information that supplements the statements under "Description of Debt Securities and Warrants—United States Federal Income Taxation" in the Basic Prospectus. If the information in this Prospectus Supplement differs from the Basic Prospectus, you should rely on the information in this Prospectus Supplement.

        This section applies to you if you are a U.S. Holder (as defined in the Basic Prospectus) who is an initial purchaser of bonds and is purchasing bonds at the price set forth on the cover page of this Prospectus Supplement.

        The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the existing and proposed Treasury regulations promulgated under the Code, United States judicial decisions and administrative pronouncements. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in United States federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the United States Internal Revenue Service (the "IRS") with respect to any of the United States federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions described herein.

        This summary does not discuss all of the tax consequences that may be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special rules, such as banks, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold bonds as part of a hedging transaction, "straddle," conversion transaction or other integrated transaction, persons who use or are required to use mark-to-market accounting or U.S. Holders whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult your tax advisor regarding the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the United States federal estate and gift tax laws and the tax laws of any state, local or foreign jurisdiction.

        If a partnership or other pass-through entity treated as a partnership for United States federal income tax purposes holds the bonds, the tax treatment of a partner or owner of the other pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner in or owner of a partnership or other pass-through entity that is considering holding bonds, you should consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of bonds.

        The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of bonds and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. You should consult your own tax advisor regarding the application of United States federal, state and local tax laws, as well as any applicable foreign tax laws, to your particular situation.

Interest

        Each payment of interest on a bond will be taxable as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for United States federal income tax purposes. If you use the cash method of accounting and you receive payments of interest on the bonds, the amount you will be required to include in income will be the U.S. dollar value of the amount paid (determined on the basis of the spot rate on the date the payment is received), regardless of whether the payment is converted from Renminbi into U.S. dollars.

        If you use the accrual method of accounting and you receive payments of interest on the bonds, the amount you will be required to include in income for each taxable year will be the U.S. dollar value of the interest accrued during the year, determined by translating such interest at the average rate of exchange for the period or periods during which the interest accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot rates for each business day of such period. Alternatively, you may elect to translate accrued interest into U.S. dollars at the spot rate on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the spot rate on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, you may instead translate such accrued interest into U.S. dollars at the spot rate on the day of receipt. Any election to use the spot rate accrual convention will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies or that you acquire thereafter. An election may not be revoked without the consent of the IRS.

        If you use the accrual method of accounting, upon receipt of a payment of interest in Renminbi on the bonds you will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the Renminbi received (determined based on the spot rate on the date the payment is received) and the U.S. dollar value of the interest income you have previously included in income with respect to the payment received. Any such exchange gain or loss will be ordinary gain or loss and generally will not be treated as an adjustment to interest income. Any exchange gain or loss generally will be treated as United States source income or loss for United States foreign tax credit limitation purposes.

        Subject to the treatment of exchange gain or loss just described, interest paid on the bonds will be income from sources outside the United States and will generally be considered "passive category income" for purposes of computing the foreign tax credit allowable to a U.S. Holder. The rules governing the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of the credit under your particular circumstances.

Sale, Exchange, or Retirement or other Taxable Disposition of Bonds

        Upon the sale, exchange, retirement or other taxable disposition of a bond, you will generally recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any amount received that is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and (ii) your adjusted tax basis in the bond at the time of sale, exchange, retirement or other disposition. The U.S. dollar value of cash received in Renminbi in respect of a bond will be the U.S. dollar value determined on the basis of the spot rate on the date the bond is disposed of. Your tax basis in a bond generally will equal the price you paid for the bond in U.S. dollars. The U.S. dollar cost of a bond purchased with Renminbi generally will be the U.S. dollar value of the Renminbi paid for the bond, determined on the basis of the spot rate on the date the bond was purchased. If the bonds are traded on an established market, a cash method U.S. Holder (or an electing accrual method U.S. Holder) will determine its adjusted tax basis or amount realized by using the exchange rate in effect on the settlement date of the purchase or disposition, as the case may be.

        Any capital gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange, retirement or other taxable disposition of the bond, you held the bond for more than one year. Under current law, long-term capital gain of non-corporate U.S. Holders, including individual U.S. Holders, is generally taxed at reduced rates. The deductibility of capital losses is subject to limitations. The gain or loss will generally be treated as United States source gain or loss.

        Any gain or loss that you recognize on the sale or other disposition of a bond that is attributable to changes in exchange rates will be ordinary income or loss. Gain or loss attributable to changes in exchange rates will be recognized on a sale, exchange, retirement or other taxable disposition of a bond only to the extent of the total gain or loss realized on the disposition. Any exchange gain or loss generally will be treated as United States source income or loss for United States foreign tax credit limitation purposes.

Reportable transactions

        Treasury regulations require U.S. Holders to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. Holder that recognizes exchange rate loss with respect to the bonds would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is U.S.$50,000 in any single year. You should consult your tax advisor regarding the application of these rules to the acquisition, ownership or disposition of the bonds.

Information with Respect to Foreign Financial Assets

        If you own "specified foreign financial assets" with an aggregate value in excess of certain threshold amounts, you may be required to file an information report with respect to such assets with your tax returns. "Specified foreign financial assets" include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Under these rules, the bonds may be treated as "specified foreign financial assets". Therefore, you are urged to consult your own tax advisor regarding the application of this reporting requirement to your investment in the bonds.

Information Reporting and Backup Withholding

        Payments on the bonds, and proceeds of the sale or other taxable disposition of the bonds, that are paid within the United States or through certain United States related financial intermediaries to you generally are subject to information reporting and backup withholding unless (i) you are a corporation or other exempt recipient and demonstrate this fact when so required or (ii) in the case of backup withholding, you provide an accurate taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Net Investment Tax

        Beginning in 2013, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a Medicare tax of 3.8% on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between U.S.$125,000 and U.S.$250,000, depending on the individual's circumstances). Net investment income will generally include interest income and net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust, is urged to consult its tax advisors regarding the applicability of the Medicare tax to income and gains in respect of its investment in the bonds.

United Kingdom Taxation

        Please refer to the statements under "Description of Debt Securities and Warrants—United Kingdom Taxation" in the Basic Prospectus for a summary of the Province's understanding of current UK law and published HM Revenue & Customs practice applicable only to persons who are absolute beneficial owners of the bonds and only relating to (i) UK withholding tax treatment of interest payments in respect of the bonds and (ii) UK stamp duty and stamp duty reserve tax consequences of transfers of the bonds.

European Union Directive on the Taxation of Savings Income

        Under Council Directive 2003/48/EC on the taxation of savings income (the "Directive"), each member state of the European Union (each, a "Member State") is required to provide to the tax or other relevant authorities of other Member States details of payments of interest and other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in, or certain other types of entity established in, another Member State, except that Austria and Luxembourg have instead opted to impose a withholding system in relation to such payments (deducting tax at the rate of 35%) for a transitional period unless during that period they elect otherwise. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange the information relating to such payments. Luxembourg has announced that it will no longer apply the withholding system as from January 1, 2015 and will provide details of payments of interest and other similar income as from that date.

        On March 24, 2014, the Council of the European Union adopted a directive amending Council Directive 2003/48/EC, which, when implemented, will amend and broaden the scope of the requirements above. Member States have until January 1, 2016 to adopt the national legislation necessary to comply with this amending directive.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement dated October 28, 2014, each of the underwriters named below has severally agreed to purchase, and the Province has agreed to sell to each of them severally, the respective principal amounts of bonds set forth opposite its name below. The underwriters may act through their respective U.S. affiliates when offering any bonds in the United States.

Underwriter	Principal Amount
Bank of China Limited	CNY450,000,000
Bank of China (Hong Kong) Limited	450,000,000
BOCI Asia Limited	450,000,000
The Hongkong and Shanghai Banking Corporation Limited	1,350,000,000
RBC Capital Markets (Hong Kong) Ltd	150,000,000
Industrial and Commercial Bank of China Limited	150,000,000

Total	CNY3,000,000,000

        Some of the underwriters are not broker-dealers registered with the SEC and therefore will not effect any offers or sales of any bonds in the United States or to U.S. persons unless it is through one or more U.S. registered broker-dealers, or otherwise, in compliance with applicable U.S. securities laws and regulations, and as permitted by the rules and regulations of the Financial Industry Regulatory Authority.

        Under the terms and conditions of the underwriting agreement, the underwriters have agreed to take and pay for all of the bonds, if any are taken. We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that the listing will be approved, and settlement of the bonds is not conditional on obtaining the listing. References in this Prospectus Supplement to "Bank of China" are collectively to Bank of China Limited, Bank of China (Hong Kong) Limited and BOCI Asia Limited.

        The underwriters have advised the Province that they propose initially to offer the bonds to the public at the offering price set forth on the cover page of this Prospectus Supplement. After the bonds are released for sale to the public, the offering price terms may be changed.

        There is no application period. Prospective investors may subscribe for bonds in accordance with the arrangements existing between the underwriters and their customers relating to the subscription of global bonds generally.

        There is no set timetable for the offering. Generally, sales of all the bonds are confirmed by the underwriters shortly after the initial pricing terms are settled.

        Investors commit to purchasing the bonds when sales are confirmed by the underwriters. No investor in the bonds is required to pay in advance of delivery an amount that may be in excess of the total price for the bonds purchased.

        The underwriters will allot bonds to prospective investors and notification of the allotment will be made in accordance with the arrangements existing between the underwriters and their customers relating to the allotment of global bonds generally. The bonds are generally freed to trade shortly after the initial pricing terms are settled and notification of allotment is made.

        The bonds are offered for sale in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers. The bonds are not offered for sale in the PRC.

        Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page of this Prospectus Supplement.

        We expect that delivery of the bonds will be made against payment therefor on or about November 13, 2014, which is eleven business days following the date of pricing of the bonds (this settlement cycle being referred to as "T+11"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their bonds on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+11, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade their bonds on the date of pricing or the next seven succeeding business days should consult their own advisors.

        The bonds are a new issue of securities with no established trading market. The Province has been advised by the underwriters that the underwriters intend to make a market in the bonds, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the bonds.

        In connection with the issue of the bonds, the underwriters (or persons acting on their behalf) may over-allot bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilization action or over-allotment must be conducted by the underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules.

        The Province has agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the "Securities Act").

        The Province estimates that it will pay approximately CNY705,000 (equivalent to approximately U.S.$115,256) for expenses associated with the offering of the bonds and CNY820,500 (equivalent to approximately U.S.$134,139) in respect of certain expenses of the underwriters. Save for the underwriting discount, so far as we are aware, no person involved in the issue of the bonds has an interest material to the offer.

        The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, the underwriters have advised us that they or their affiliates might engage in the activities described in this paragraph, and that such activities could, and likely would, be undertaken by the underwriters or their affiliates without our being informed and without our consent or approval. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade securities and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or any of their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Each of the underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this Prospectus Supplement or accompanying Basic Prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will to the best of its knowledge and belief after reasonable inquiry result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Province except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of bonds which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such bonds to the public in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Province for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of bonds shall require the Province or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of bonds to the public" in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. In this section entitled "Underwriting", the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        Each underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the bonds, has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (2000) (the "FSMA") received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Province; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

        Further:

  (a)
  this document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons");

  (b)
  this document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons; and

  (c)
  any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

        The bonds will be offered and sold in Canada pursuant to an exemption from the prospectus requirement in securities legislation of all provinces and territories of Canada, as provided in section 2.34 of National Instrument 45-106 or equivalent legislation.

Notice to Prospective Investors in Japan

        The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, each underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the bonds, has undertaken that it has not offered or sold and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person except pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), and under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in the PRC

        Each underwriter has represented and agreed that neither it nor its affiliates has offered or sold or will offer or sell any of the bonds in the PRC as part of their initial distribution.

Notice to Prospective Investors in Hong Kong

        Each underwriter has represented and agreed that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of this Prospectus Supplement or any document, any bonds other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of such ordinance; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Macau

        Each underwriter has represented and agreed that neither it nor its affiliates has offered or sold or will offer or sell any of the bonds in Macau as part of their initial distribution.

Notice to Prospective Investors in Taiwan

        The bonds may not be offered or sold in Taiwan through public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of Taiwan. The bonds may only be available for purchase outside of Taiwan by investors residing in Taiwan that are not otherwise prohibited from investing in the bonds.

Notice to Prospective Investors in Singapore

        This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (A) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (B) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; or as specified in Section 276(7) of the SFA.

LEGAL MATTERS

        The validity of the bonds will be passed upon by a Senior Legal Counsel, Legal Services Branch, Ministry of Justice, Province of British Columbia (or another officer of the Ministry of Justice, Province of British Columbia satisfactory to the underwriters) as Canadian counsel for the Province and by Farris, Vaughan, Wills & Murphy LLP, Canadian counsel for the underwriters. Certain U.S. legal matters in connection with the offering of the bonds will be passed upon on behalf of the Province by Shearman & Sterling LLP, Toronto, Ontario and on behalf of the underwriters by Davis Polk & Wardwell LLP, New York, New York. From time to time Davis Polk & Wardwell LLP and Farris, Vaughan, Wills & Murphy LLP have rendered legal services to the Province.

        The statements under "Tax Matters—Canadian Taxation" are set forth herein in reliance upon the opinion of a Senior Legal Counsel, Legal Services Branch, Ministry of Justice, Province of British Columbia (or another officer of the Ministry of Justice, Province of British Columbia satisfactory to the underwriters) and Farris, Vaughan, Wills & Murphy LLP, and the statements under "Tax Matters—United States Taxation" are set forth herein in reliance upon the opinion of Shearman & Sterling LLP, United States counsel for the Province.

AUTHORIZED AGENT IN THE UNITED STATES

        The Authorized Agent of the Province in the United States is Nicolas Marion of the Canadian Consulate General, 1251 Avenue of the Americas, New York, New York 10020.

FORWARD-LOOKING STATEMENTS

        The following documents relating to the Province's securities offered by this Prospectus Supplement may contain forward-looking statements:

  (a)
  this Prospectus Supplement;

  (b)
  the Basic Prospectus; and

  (c)
  the documents incorporated by reference into this Prospectus Supplement and the Basic Prospectus.

        Forward-looking statements are statements that are not historical facts, including statements about the Province's beliefs and expectations. These statements are based on current plans, estimates and projections and are subject to risks, uncertainties and assumptions that are not realized that could cause the Province's actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this Prospectus Supplement, could cause the Province's results to differ materially from those expressed in the forward-looking statements. The forward-looking statements speak only as of the date they are made and the Province undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise, except as may be required by law.

 GENERAL INFORMATION

        We have undertaken to the underwriters to use all reasonable efforts to have the bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the bonds is not conditional on obtaining the listing.

        The bonds have been accepted for clearance through Clearstream and Euroclear. The Common Code for the bonds is 113271876 and the ISIN number of the bonds is XS1132718765.

        The issue and sale of the bonds was authorized by an Order of the Lieutenant Governor in Council of British Columbia No. 233, approved and ordered on April 19, 2012, as amended by an Order of the Lieutenant Governor in Council of British Columbia No. 282, approved and ordered on May 23, 2014, made pursuant to the Financial Administration Act (British Columbia).

        The Province is subject to claims in the ordinary course. These claims arise from legal action, either in progress or threatened, in respect of matters such as expropriation, contract and tax disputes. As of March 31, 2014, the Province had $427 million in contingent liabilities in which the estimated or known claim against the Province was or exceeded $100,000. The exact cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

SOURCES OF INFORMATION

        Information included or incorporated by reference herein, which is designated as being taken from a publication of the Province or of Canada, or an agency or instrumentality of either, is included or incorporated herein on the authority of such publication as a public official document. All financial information of the Province included or incorporated by reference herein is obtained from the Public Accounts for the Province of British Columbia, the Government of British Columbia's budget, or other documents prepared by representatives of the Ministry of Finance, Province of British Columbia acting in their official capacities.

ISSUER

Province of British Columbia

Ministry of Finance, Provincial Treasury,
Debt Management Branch
P.O. Box 9423 Stn. Prov. Govt.
620 Superior Street
Victoria, British Columbia,
Canada V8W 9V1

UNDERWRITERS

Bank of China Limited
8/F, Bank of China Tower
1 Garden Road
Central
Hong Kong

Bank of China (Hong Kong) Limited
8/F, Bank of China Tower
1 Garden Road
Central
Hong Kong

BOCI Asia Limited
20/F, Bank of China Tower
1 Garden Road
Central
Hong Kong

The Hongkong and Shanghai Banking Corporation Limited
L17, HSBC Main Building
1 Queen's Road Central
Hong Kong SAR, China

RBC Capital Markets (Hong Kong) Ltd
17/F Cheung Kong Center
2 Queens Road Central
Hong Kong

Industrial and Commercial Bank of China Limited
6 Raffles Quay
#23-01
Singapore 048580

 REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon
101 Barclay Street, 4E
New York, New York 10286
U.S.A.

LEGAL ADVISORS

to the Issuer as to Canadian law Ministry of Justice Province of British Columbia P.O. Box 9289 Stn. Prov. Govt. 1675 Douglas Street, 7th Floor Victoria, British Columbia V8W 9J7 Canada	to the Underwriters as to Canadian law Farris, Vaughan, Wills & Murphy LLP Pacific Centre 700 West Georgia Street Vancouver, British Columbia V7Y 1B3 Canada
as to U.S. law Shearman & Sterling LLP Commerce Court West 199 Bay Street, Suite 4405 Toronto, Ontario M5L 1E8 Canada	as to U.S. law Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 U.S.A.

PROSPECTUS

PROVINCE OF BRITISH COLUMBIA
(Canada)

US$5,000,000,000

        By this prospectus, we may offer debt securities of the Province consisting of any combination of debentures, notes and bonds, and warrants to purchase debt securities.

        We may from time to time offer up to US$5,000,000,000 aggregate principal amount of debt securities and warrants or the equivalent in other currencies (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, the aggregate initial offering price will not exceed US$5,000,000,000). We will provide the specific terms of these debt securities and warrants in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 19, 2012.

        The prospectus supplement that relates to your debt securities or warrants may update or supersede any of the information in this prospectus.

        The words "the Province," "we," "our," "ours" and "us" refer to the Province of British Columbia.

ABOUT THIS PROSPECTUS

        This prospectus has been filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities and warrants described in this prospectus in one or more offerings for total aggregate proceeds of up to US$5,000,000,000. This prospectus provides you with a general description of the debt securities and warrants we may offer. Each time we sell debt securities or warrants we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" below.

        References in this prospectus to "Cdn.$" are to lawful money of Canada and "US$" are to lawful money of the United States of America. The noon exchange rate between the U.S. dollar and the

Canadian dollar published by the Bank of Canada on June 12, 2012 was approximately Cdn.$1.00 = US$0.9739.

WHERE YOU CAN FIND MORE INFORMATION

        The Province is not subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, it does file an annual report and other information with the SEC on a voluntary basis. These reports include certain financial, statistical and other information about the Province. You may read and copy any document the Province files with the SEC at the SEC's public reference facility at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information. Information filed by the Province is also available from the SEC's Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

        The SEC allows the Province to "incorporate by reference" into this prospectus information filed with the SEC, which means that the Province can disclose important information to you by referring you to these documents.

        This prospectus incorporates by reference the documents listed below:

  •
  the Province's Annual Report on Form 18-K (File No. 333-82846) for the year ended March 31, 2011 and the exhibits thereto, excluding:

  •
  (i) the last bullet point on page 11 under the section entitled "Financial Statement Discussion and Analysis Report—Highlights," (ii) the sections entitled "Financial Statement Discussion and Analysis Report—Strong Credit Rating" and "Financial Statement Discussion and Analysis Report—Credit Ratings June 2011" on page 26 and (iii) the first row of the table in the section entitled "Summary of Performance Measures for the Fiscal Year Ended March 31, 2011" on page 137 in Exhibit (d) (British Columbia Public Accounts 2010/11 (incorporated by reference to Amendment No. 6 on Form 18-K/A to the registrant's Annual Report on Form 18-K relating to the fiscal year ended March 31, 2010)) thereto; and

  •
  and the section entitled "Credit Rating" on page 53 in Exhibit (e) (2011 British Columbia Financial and Economic Review (incorporated by reference to Amendment No. 7 on Form 18-K/A to the registrant's Annual Report on Form 18-K relating to the fiscal year ended March 31, 2010));

  •
  all amendments to the Province's Annual Report on Form 18-K (File No. 333-82846) for the year ended March 31, 2011 filed prior to the date of this prospectus, excluding:

  •
  (i) the last bullet point on page 1 under the section entitled "Summary: Budget and Fiscal Plan—2012/13 to 2014/15—Reinforcing Priorities," (ii) the last bullet point on page 4 under the section entitled "Part 1: Three Year Fiscal Plan—Introduction" and (iii) the last sentence of the second paragraph on page 7 under the heading "Part 1: Three Year Fiscal Plan—Introduction" in Exhibit 99.7 (Budget and Fiscal Plan (2012/13—2014/15)) to Amendment No. 4 to the Province's Annual Report on Form 18-K for the year ended March 31, 2011, filed on February 24, 2012.

        The Province also incorporates by reference all future annual reports on Form 18-K and amendments to annual reports on Form 18-K, and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act (except that any portion of (i) any future annual reports on Form 18-K or amendments thereto, or (ii) any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, that contains disclosure similar to the portions of the Province's Annual Report on Form 18-K for the year ended March 31, 2011 and amendments thereto that are excluded above shall not be deemed to be incorporated by reference in this Prospectus or the registration statement of which this Prospectus forms a part) until it sells all of the debt securities and warrants authorized to be offered by this Prospectus. Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates or supersedes the information contained in previously filed documents.

        You may request a free copy of the annual report and amendments to the annual report by writing or calling the Province at the following address:

  Province of British Columbia
  Ministry of Finance, Provincial Treasury
  Debt Management Branch
  P.O. Box 9423 Stn. Prov. Govt.
  620 Superior Street
  Victoria, British Columbia
  Canada, V8W 9V1
  Telephone: (250) 387-7125

        The Province has not authorized anyone to provide any information other than that provided or incorporated by reference in this prospectus and any prospectus supplement. The Province takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Province is not making an offer of these debt securities or warrants in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

        The following documents relating to the Province's securities offered by this prospectus may contain forward-looking statements:

  •
  this prospectus;

  •
  any prospectus supplement; and

  •
  the documents incorporated by reference into this prospectus and any prospectus supplement.

        Forward-looking statements are statements that are not historical facts, including statements about the Province's beliefs and expectations. These statements are based on current plans, estimates and projections and are subject to risks, uncertainties and assumptions that are not realized that could cause the Province's actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause the Province's results to differ materially from those expressed in the forward-looking statements. The forward-looking statements speak only as of the date they are made and the Province undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise, except as may be required by law.

GENERAL DESCRIPTION OF PROVINCE OF BRITISH COLUMBIA

        British Columbia is a province of Canada located on the Pacific Coast. It has an area of 95 million hectares, or about 9.5 percent of Canada's total surface area. More than one-half of British Columbia is covered by forests, which constitutes one of British Columbia's major natural resources. The British Columbia coastline, which has many ice-free deep water inlets and ports, is approximately seven thousand kilometers in length. There are 1.8 million hectares of lakes and rivers throughout the Province.

        During the past 25 years, the British Columbia economy has become more diversified in structure, employment, production and trade. While forest products and other traditional resource-based industries such as fishing and mining have continued, the economy has evolved to encompass a robust petroleum and natural gas industry, secondary manufacturing and an extensive service sector, including technology, tourism, film and television production.

DESCRIPTION OF DEBT SECURITIES AND WARRANTS

        The Province may issue debt securities and warrants in distinct series at various times. This section summarizes the terms of the debt securities and warrants that are common to all series. The particular terms and provisions of a series of debt securities and warrants, and how the general terms and provisions described below may apply to that series, will be described in a supplement to this prospectus.

        If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement. The prospectus supplement that relates to your debt securities or warrants may update or supersede any of the information in this section.

General

        The debt securities will be direct and unconditional general obligations of the Province. The debt securities will not be secured by any of the Province's property or assets. The debt securities will not be subordinated to any of the Province's other general obligations and therefore will rank equally and ratably with all the Province's other unsecured and unsubordinated indebtedness.

Information to be Specified in the Prospectus Supplement

        The prospectus supplement that relates to your debt securities will specify the following terms:

  •
  the price and aggregate principal amount of the debt securities;

  •
  the title of the debt securities;

  •
  the stated maturity date of the debt securities, which is the date on which the Province must repay the principal amount of the debt securities;

  •
  the interest rate which the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

  •
  the issue date and the date from which interest will accrue, the dates on which the Province must pay interest, and the record dates for payment of interest;

  •
  where and how the Province will pay principal and interest;

  •
  whether and in what circumstances the debt securities may be redeemed or repaid before maturity;

  •
  whether and in what circumstances the debt securities may be convertible into debt securities of a different series or other indebtedness of the Province;

  •
  whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

  •
  whether the debt securities will be issued with original issue discount for U.S. federal income tax purposes;

  •
  any foreign currency in which the Province may denominate or pay interest or principal on the debt securities;

  •
  whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

  •
  the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and

  •
  any other material terms of the debt securities.

        If applicable, the prospectus supplement will also describe any material United States federal or Canadian income tax considerations applicable to the debt securities.

Form, Exchange and Transfer

        The debt securities will be issued:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  in minimum aggregate principal amounts of US$5,000 and integral multiples of US$1,000 for amounts in excess of US$5,000, or as described in the prospectus supplement.

        The Province may, but is not required to, appoint a fiscal agent or agents to act on its behalf in connection with the debt securities. If appointed, the duties of the fiscal agent for any series of debt securities will be governed by a fiscal agency agreement for that particular series. The Province may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent at any time. The Province may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent, if any, will be the agent of the Province, will not be a trustee for the holders of debt securities and will not have the same responsibilities or duties to act for such holders as would a trustee.

        Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will cause to be maintained at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

        If debt securities are issued in definitive registered form, you may exchange debt securities registered in your name for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer debt securities registered in your name at the office of the fiscal agent or other person identified in the prospectus supplement. You will not be required to pay a service charge to transfer or exchange debt securities, other than reasonable fees for the replacement of lost, stolen, mutilated, defaced or destroyed debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made after the fiscal agent or other person authorized by the Province is satisfied with your evidence of title.

Registered Global Securities

        The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by one or more fully registered global debt securities. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of a depository identified in the prospectus supplement, or its nominee, and will be deposited with the depository, its nominee or a custodian. The financial institution that acts as the sole direct holder of the global securities is called the "depository." The terms of the depository arrangement in respect of registered global securities will be described in the prospectus supplement relating to the global securities. Beneficial interests in the debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the depository. The debt securities included in a global security may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to beneficially own a debt security represented by a global security must do so indirectly through brokers, banks or other financial institutions who are participants in the depository.

Special Investor Considerations for Global Securities

        Our obligations, as well as the obligations of the fiscal agent and those of any third parties employed by us or the fiscal agent, are owed only to persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depository, as well as general laws relating to these types of arrangements.

        An investor should be aware that when debt securities are issued in the form of global securities:

  •
  the investor cannot get debt securities registered in its own name;

  •
  the investor cannot receive physical certificates for its interest in the debt securities;

  •
  the investor must look to its own bank, brokerage firm or financial institution for payments on the debt securities and protection of its legal rights relating to the debt securities;

  •
  the investor may not be able to sell or pledge interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

  •
  the depository's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the global security;

  •
  the Province and the fiscal agent have no responsibility for any aspect of the depository's actions or for its records of ownership interests in the global security;

  •
  the Province and the fiscal agent do not supervise or review the records of the depository in any way; and

  •
  the depository will usually require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When the Global Security Will be Terminated

        In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, an investor may choose whether to hold debt securities directly or indirectly through an account at its bank, brokerage firm or financial institution. Investors must consult their own banks or brokers to find out how to have their beneficial interests in debt securities transferred into their own names, so that they will be direct registered holders.

        The special situations for termination of a global security are:

  •
  when the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository (unless a replacement depository is named); and

  •
  when and if we decide to terminate a global security.

        The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depository (and not the Province or the fiscal agent) is responsible for deciding the names of the institutions that will be the registered holders after the exchange and also for advising the Province and the fiscal agent what the names will be.

Payment of Interest and Principal

        On every interest payment date specified in the prospectus supplement, the Province will pay the interest due on a debt security to the person in whose name the debt security is registered at the close of business on the related "record date." The record date will be specified in the prospectus supplement.

        We, our fiscal agent and any of our paying agents appointed through a fiscal agency agreement shall treat the registered holders of the debt securities as the absolute owners thereof for all purposes whatsoever and all payments to or on the order of the registered holders shall be valid and shall discharge our liability and that of the fiscal agent and any paying agent of the debt securities to the extent of the sum or sums so paid.

        Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will make all payments of principal and interest on the debt securities available to the fiscal agent, if any, on the designated dates in immediately available funds. The fiscal agent, if any, will in turn make payments to the registered holders of the debt securities (or, in the case of a global security, to the depository or its nominee) as soon as possible. Any payments of principal and interest on the debt securities are subject to local laws and regulations, including any applicable withholding or other taxes.

Warrants

        The Province may issue warrants for the purchase of debt securities, either separately or together with debt securities. The warrants, if any, will be issued under warrant agreements between the Province and a bank or trust company, as warrant agent. The terms of any such agreement will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants will describe the following terms:

  •
  the terms listed under the heading "Description of Debt Securities and Warrants—General—Information to be Specified in the Prospectus Supplement," as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

  •
  the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price to you of those debt securities;

  •
  the procedures you must follow and the conditions you must satisfy in order to exercise your warrants;

  •
  the dates on which your right to exercise your warrants begins and expires;

  •
  whether and when your warrants and any debt securities issued together with your warrants may be sold or transferred separately;

  •
  whether the certificates that represent the warrants will be issued in registered or bearer form, whether they will be exchangeable as between such forms, and if issued in registered form, where the warrants can be transferred and registered;

  •
  whether and under what conditions the warrants may be terminated or cancelled by the Province; and

  •
  whether there are any material United States federal or Canadian income tax considerations applicable to the warrants, including possible original issue discount on debt securities issued with warrants.

Canadian Taxation

        The following summary (the "Canadian Tax Summary") describes the principal income tax consequences which arise generally in Canada under the Income Tax Act (Canada) (the "Federal Act") and in British Columbia under the Income Tax Act (British Columbia) (the "BC Act") and which are applicable to a holder of the debt securities or warrants who, at all relevant times, for the purposes of the Federal Act and any applicable income tax convention, is not a resident of Canada and is not deemed to be a resident of Canada and who does not use or hold and is not deemed to use or hold the debt securities or warrants in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a banking business in Canada within the meaning of the Federal Act (a "Non-Resident Holder"). This Canadian Tax Summary is based on the provisions of the Federal Act, the BC Act and regulations under those Acts as they exist on the date of this prospectus, proposed amendments thereto and the current administrative practices and policies published by the Canada Revenue Agency.

        This Canadian Tax Summary includes Canadian and British Columbian income tax considerations only. It does not include United States, provincial (other than British Columbia), territorial or other income tax considerations nor does it include income tax considerations arising under any income tax convention or treaty between Canada and another country. It is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a holder.

        Principal paid or credited by the Province to a Non-Resident Holder in respect of the debt securities is not subject to withholding tax in Canada under the Federal Act. Neither principal nor interest paid or credited by the Province to a Non-Resident Holder in respect of the debt securities is subject to withholding tax under the BC Act.

        Canadian withholding tax under the Federal Act will only apply to interest or any amount deemed to be interest that is (1) not "fully exempt interest" as defined in the Federal Act and is paid or payable to a person with whom the payer is not dealing at arm's length within the meaning of the Federal Act, or (2) "participating debt interest" as defined in the Federal Act. For these purposes, interest in respect of the debt securities will be "fully exempt interest" because the debt securities will represent debt obligations of a province. Interest in respect of the debt securities would be "participating debt interest" if all or any portion of the interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion (other than solely based on the purchasing power of money) or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation.

        On March 16, 2011, the Department of Finance (Canada) released draft legislation intended to apply withholding tax to circumstances where interest is "stripped" from an underlying debt obligation through a coupon or talon, the interest is paid to a non-resident of Canada (whether or not dealing at arm's length with the payer) and the holder of the debt obligation does not deal at arm's length with the payer. As of the date of this prospectus, the draft legislation has not been enacted. No assurance can be provided that the legislation will be enacted or if enacted it will be enacted in the form initially released. If enacted in the form initially released, it will be effective for interest paid in respect of debts issued after March 15, 2011.

        No other tax on income or capital gains is payable by a Non-Resident Holder under the Federal Act or the BC Act in respect of the debt securities, whether as a result of interest or principal being paid or credited by the Province to the Non-Resident Holder, a purchase by the Province from, or repayment by the Province to, the Non-Resident Holder, a redemption or other disposition, except that tax on such income or capital gains may be payable if the Non-Resident Holder uses or holds (or is deemed to use or hold) the debt securities in carrying on business in Canada.

        No tax on income or capital gains is payable by a Non-Resident Holder under the Federal Act or the BC Act in respect of the warrants, whether as a result of their expiry or their exercise or disposition by the Non-Resident Holder, except that tax on such income or capital gains may be payable if the Non-Resident Holder uses or holds (or is deemed to use or hold) the warrants in carrying on business in Canada.

        In certain circumstances described under the heading "Description of Debt Securities and Warrants—Registered Global Securities—Special Situations When the Global Security Will be Terminated," a global security representing debt securities will terminate and interests in it will be exchanged for physical certificates representing debt securities. No tax on income or capital gains is payable under the Federal Act or the BC Act as a result of any such exchange.

        Canada and British Columbia do not levy estate or inheritance taxes or succession duties. British Columbia requires a probate fee to be paid upon estates probated in British Columbia, calculated on the value of the estate. The estate of a person who was not ordinarily resident or domiciled in British Columbia on death would not, by virtue only of the holding of debt securities or warrants by the estate, be required by law to be probated in British Columbia.

United States Federal Income Taxation

        The following is a summary of the material United States federal income tax consequences of the ownership and disposition of U.S. dollar denominated debt securities to U.S. Holders (as defined below) that acquire debt securities at original issuance at their "issue price" and hold such debt securities as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is limited to debt securities whose "issue price" is, for United States federal income tax purposes, not less than their "stated redemption price at maturity," each as defined in section 1273 of the Code, by more than a de minimis amount. Tax consequences of debt securities with different terms will be addressed in the prospectus supplement. This summary is based on the Code, existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those regulations (all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect).

        This summary does not discuss all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to prospective purchasers subject to special rules, such as banks, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold debt securities as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, persons who use or are required to use mark-to-market accounting, persons who are subject to the alternative minimum tax, certain former citizens or residents of the United States, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult with your own tax advisors about the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the federal estate and gift tax laws and the tax laws of any state, local or foreign jurisdiction.

        For purposes of this summary, you are a U.S. Holder if, for United States federal income tax purposes, you are a beneficial owner of a debt security and either:

  •
  You are a citizen of the United States or a resident of the United States who is a natural person;

  •
  You are a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

  •
  You are an estate, and your income is subject to United States federal income taxation regardless of its source; or

  •
  You are a trust, and (i) both a United States court is able to exercise primary supervision over your administration, and one or more United States persons have the authority to control all of your substantial decisions, or (ii) you have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        If a partnership holds a debt security, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding a debt security should consult their tax advisor.

Interest

        In general, you will be required to include payments of stated interest on the debt securities in your gross income as ordinary income at the time the interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes. This interest will be foreign source income for foreign tax credit purposes and generally will be "passive category" income, but could, in certain circumstances, be "general category" income.

Sale, Exchange, or Retirement

        Upon the sale, exchange or retirement of a debt security, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amounts attributable to accrued but unpaid interest, which, unless you have previously included the interest in income, will be taxable to you as such) and your adjusted tax basis in the debt security. Your adjusted basis in a debt security generally will be the amount you paid to purchase the debt security. Your gain or loss will generally be a long-term capital gain or loss if you have held the debt securities for more than one year. Non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation on long-term capital gain. The deduction of capital losses is subject to limitations. Your gain or loss generally will be U.S. source for foreign tax credit purposes.

Backup Withholding

        Certain "backup" withholding and information reporting requirements may apply to payments on the debt securities and to proceeds of the sale of the debt securities. The Province, its agent, a broker, the relevant trustee or any paying agent, as the case may be, may withhold amounts from any of these payments to you if you do not furnish your taxpayer identification number (social security number or employer identification number), if you do not certify that you are not subject to backup withholding, or if you otherwise do not comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) generally are not subject to the foregoing backup withholding and information reporting requirements.

        Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States federal income tax provided that the required information is furnished to the Internal Revenue Service by the date required.

        Certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include a debt security) are required to report information related to such assets, subject to certain exceptions. You are urged to consult your tax advisors regarding this reporting requirement.

        The above summary does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult with your own tax advisor as to the specific tax consequences that would result from your ownership and disposition of the debt securities, including the application and effect of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

 United Kingdom Taxation

        The following applies only to persons who are the absolute beneficial owners of the debt securities and is a summary of the Province's understanding of current law and published HM Revenue & Customs ("HMRC") practice in the United Kingdom (in each case as at the date of this prospectus) relating only to the (i) UK withholding tax treatment of payments of interest in respect of the debt securities and certain related matters and (ii) UK stamp duty and stamp duty reserve tax ("SDRT") consequences of a transfer of, or an agreement to transfer, the debt securities. It does not deal with any other UK taxation implications of acquiring, holding or disposing of the debt securities. Some aspects do not apply to certain classes of person (such as dealers and persons connected with the Province) to whom special rules apply. Holders of the debt securities (or prospective holders of the securities) who may be subject to tax in a jurisdiction other than the United Kingdom or who may be unsure as to their tax position should consult their own professional advisors.

Interest on the Securities

        No withholding or deduction for or on account of UK income tax should be required to be made from payments of interest on the debt securities.

        Holders of the debt securities who are individuals may wish to note that HMRC has power to obtain information (including, in certain cases, the name and address of the beneficial owner of the relevant payments) from any person in the United Kingdom who either pays certain amounts in respect of the debt securities to, or receives certain amounts in respect of the debt securities for the benefit of, an individual. Such information may, in certain circumstances, be exchanged by HMRC with the tax authorities of other jurisdictions.

European Union Directive on the Taxation of Savings Income

        Under Council Directive 2003/48/EC on the taxation of savings income (the "Directive"), each member state of the European Union (each, a "Member State") is required to provide to the tax or other relevant authorities of other Member States details of payments of interest and other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in, or certain other types of entity established in, another Member State, except that Austria and Luxembourg have instead opted to impose a withholding system in relation to such payments (deducting tax at the rate of 35%) for a transitional period unless during that period they elect otherwise. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange the information relating to such payments.

        On November 13, 2008, the European Commission published proposals for amendments to the Directive and on April 24, 2009 the European Parliament approved an amended version of these proposals. If any of the proposed changes are implemented, they would amend and broaden the scope of the requirements set out above.

UK Stamp Duty and SDRT

        No UK stamp duty or SDRT is payable on a transfer of, or an agreement to transfer, the debt securities.

Enforceability and Governing Law

        We have not agreed to waive any immunities we may have as a foreign government in the courts of the United States nor have we appointed an agent in the United States upon which process may be served. As a result, you may not be able to sue us in a United States court or enforce a judgment against us if granted by a United States court.

        However, as we have no immunity from the jurisdiction of the Supreme Court of British Columbia (British Columbia's superior trial court), you may bring proceedings against us in that court for matters arising under the debt securities or warrants. You may do so whether or not you are a resident of British Columbia or a citizen of Canada and without any need to obtain the consent of any public official or authority. Proceedings against us in the Supreme Court of British Columbia must be brought prior to the expiry of the applicable limitation period and will be governed by the Crown Proceeding Act (British Columbia), which, for example, prohibits jury trials in proceedings against us and makes the remedies of specific performance and injunctions unavailable against us.

        While the Crown Proceeding Act (British Columbia) does not permit a court order made against us for the payment of money to be enforced by execution, attachment or process of that nature, it does provide a process under which the amount of such an order is required to be paid by the Minister of Finance out of the consolidated revenue fund of the Province, together with any interest that may have accrued by law, unless the order is suspended by a court pending an appeal or otherwise.

        The Currency Act (Canada) precludes a Canadian court from giving a judgment in any currency other than Canadian currency. However, under the Foreign Money Claims Act (British Columbia), if a court considers that a person in whose favor an order for the payment of money is to be made will be most truly and exactly compensated if all or part of the money payable under the order is measured in a currency other than Canadian currency, the court must order that the money payable under the order will be that amount of Canadian currency that is necessary to purchase the equivalent amount of the other currency at a chartered bank in British Columbia at the close of business on the last day that the bank quotes a Canadian dollar equivalent to the other currency prior to the payment under the order being made.

        Further, in the absence of a waiver of immunity by British Columbia, it would be possible to obtain a United States judgment in an action against British Columbia only if a court were to determine that the United States Foreign Sovereign Immunity Act of 1976 (the "Foreign Sovereign Immunity Act") precludes the granting of sovereign immunity.

        However, even if a United States judgment could be obtained in any such action under the Foreign Sovereign Immunity Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of British Columbia located in the

United States to enforce a judgment obtained under the Foreign Sovereign Immunity Act may not be possible except under certain limited circumstances.

        Unless otherwise provided in the applicable prospectus supplement, the debt securities and warrants and the fiscal agency agreement and the warrant agreement, if any, will be governed by the laws of British Columbia and the laws of Canada applicable in British Columbia.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the debt securities and warrants will be paid into the Consolidated Revenue Fund of British Columbia (in some cases after being exchanged in whole or in part for another currency) and may be used for the benefit of the Province or for the purpose of lending money to British Columbia government bodies.

PLAN OF DISTRIBUTION

        We may sell debt securities and warrants to the public:

  •
  through agents;

  •
  through underwriters or dealers; or

  •
  directly to purchasers.

        We will describe in a prospectus supplement the specific plan of distribution for a particular series of debt securities or warrants, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the debt securities or warrants, the proceeds to the Province from the sale of the debt securities or warrants, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

        We may distribute debt securities and warrants from time to time in one or more transactions:

  •
  at a fixed price or prices, which may change;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at prices to be negotiated with purchasers.

        Debt securities and warrants may be sold through agents designated by us. The agents will solicit offers by institutions to purchase the offered debt securities or warrants directly from the Province, pursuant to contracts providing for payment and delivery on a future date. The applicable prospectus supplement will set forth the commission we will pay to the agents and any conditions to the contracts. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities or warrants for its own account.

        The applicable prospectus supplement will also set forth whether underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased.

        In connection with the sale of debt securities and warrants, the Province, or purchasers of debt securities and warrants for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities and warrants may be deemed to be underwriters and any discount or commissions received by them from the Province, and any profit on the resale of debt securities and warrants by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). The prospectus supplement will identify any underwriters with respect to the debt securities and warrants.

        We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of debt securities and warrants against certain liabilities, including liabilities under the Securities Act, or to provide contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

DEBT RECORD

        The Province has never defaulted on any of its direct or guaranteed debt obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

LEGAL MATTERS

        Unless otherwise indicated in the prospectus supplement, the validity of the debt securities and warrants, and certain other matters of Canadian and British Columbia law, will be passed upon by a Senior Legal Counsel, Legal Services Branch, Ministry of Justice of the Province (or another officer of the Ministry of Justice of the Province), Canadian counsel to the Province.

        Certain matters of United States law in connection with the offering of the debt securities and warrants will be passed upon by Shearman & Sterling LLP, United States counsel to the Province.

AUTHORIZED AGENT

        The authorized agent of the Province in the United States is Don P. Wilson, whose address is:

Canadian Consulate General
1251 Avenue of the Americas
New York, New York 10020

EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

        Information included or incorporated by reference in this prospectus which is designated as being taken from a publication of the Province of British Columbia or Canada, or an agency or instrumentality of either, is included or incorporated herein on the authority of such publication as a public official document.

        We confirm that where information has been sourced from a third party, such information included or incorporated by reference has been accurately reproduced and that as far as the Province is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render such information included or incorporated by reference, inaccurate or misleading.

        All financial and statistical information of the Province included or incorporated by reference in this prospectus has been taken or derived from records and publications of the Province, including the Public Accounts for the Province of British Columbia, and is included in this prospectus on the authority of Peter Milburn, Deputy Minister of Finance.

        The Deputy Minister of Finance for the Province has supplied in his official capacity as such deputy minister the information set forth or incorporated by reference in this prospectus, other than that set forth under the headings "Plan of Distribution," "Legal Matters," "Canadian Taxation," "United States Federal Income Taxation," "United Kingdom Taxation" and "Enforceability and Governing Law."

CNY 3,000,000,000

PROVINCE OF
BRITISH COLUMBIA
(CANADA)
2.85% Bonds, Series BCCNY-2,
due November 13, 2016

PROSPECTUS SUPPLEMENT

Bank of China

HSBC

RBC Capital Markets

ICBC

October 28, 2014